EXECUTION VERSION

FIRST AMENDMENT TO BOND PURCHASE AGREEMENT

FIRST AMENDMENT TO BOND PURCHASE AGREEMENT (this “Amendment”) dated as of January 18, 2017, amending that certain Bond Purchase Agreement, dated as of December 1, 2008 (as further amended, supplemented or otherwise modified from time to time, the “Bond Purchase Agreement”), made by and between ARTESIAN WATER COMPANY, INC. a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Company”) and COBANK, ACB, a federally chartered instrumentality of the United States (hereinafter, the “Purchaser”).

WHEREAS, pursuant to Section 20.5 of the Bond Purchase Agreement, the parties desire to amend the Bond Purchase Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Indenture, the undersigned parties hereby agree as follows:

ARTICLE I AMENDMENTS

Effective as of the date hereof, the Bond Purchase Agreement is amended as follows:

1.          Amendment to Section 10. Section 10 of the Bond Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

“SECTION 10. COVENANTS.

The Company covenants and agrees that on and after the date hereof, so long as any Bond shall be outstanding and shall be held by the Purchaser, without the Purchaser’s prior written consent:

Section 10.1.   Compliance With Laws and Agreements. The Company will, and will cause each of its subsidiaries to, comply with (i) all applicable statutes,  rules,  regulations,  orders  and  restrictions  of   all  governmental authorities and of any court, arbitrator or grand jury, in respect of the conduct of their respective businesses and the ownership of their respective properties (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to equal employment opportunities or environmental laws), the violation of which could reasonably be expected to have a material adverse effect on the business or assets or the condition, financial or otherwise, of the Company; and (ii) all agreements, indentures, mortgages and other instruments to which it is a party or by which it or any of its property is bound, the violation of which could reasonably be expected to have a material adverse effect on the business or assets or the condition, financial or otherwise, of the Company.

Section 10.2.   Capitalization.  The Company agrees to purchase such equity in the Purchaser as the Purchaser may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in the Purchaser in connection with the Series T Bonds may not exceed the maximum amount permitted by the Bylaws at the time this Agreement is entered into. The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of Borrower’s  patronage  with  CoBank  shall  be  governed  by  the  Purchaser’s Bylaws and Capital Plan (as each may be amended from time to time). The Company hereby consents and agrees that the amount of any distributions with respect to its patronage with the Purchaser that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by the Company from the Purchaser, will be taken into account by the Company at the  stated  dollar  amounts  whether   the  distribution  is  evidenced  by  a Participation Certificate or other form of written notice that such distribution has been made and recorded in the name of the Company on the records of the Purchaser. All such investments and all other equities that the Company may now own or hereafter acquire or be allocated in the Purchaser shall be subject to a statutory first lien in favor of the Purchaser. The Purchaser shall not be obligated to set off or otherwise apply such equities to the Company’s obligations to the Purchaser.

Section 10.3.   Licenses, Etc. The Company will, and will cause each of its subsidiaries to, duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals and the like that are material to the conduct of its business or that otherwise may be required by laws, to the extent the failure to do so could have a material adverse effect on its business, assets or condition, financial or otherwise.

Section 10.4.   Water Rights. The Company will maintain and procure water rights with such quantities, priorities and qualities as are necessary adequately to serve the present and reasonably anticipated needs of its customers.   The Company will continue to control, own or have access to all such water rights free and clear of the interest of any third party, will not suffer or permit any transfer or encumbrance of such water rights, will not abandon such water rights, or any of them, and will not do any act or thing which would impair or cause the loss of such water rights.

Section 10.5.   Loans and Investments. The Company will not, after the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any commercial paper, stock, bonds, notes, or other securities of any person or entity (each, whether made directly or indirectly (an “Investment”), other than:

(a)      commercial paper maturing not in excess of one year from the date of acquisition and rated “P1” by Moody’s Investors Service, Inc., or “A1” by Standard & Poor’s Corporation on the date of acquisition;

(b)      certificates of deposit in North American commercial banks rated “C” or better by Keefe, Bruyette & Woods, Inc., or “3” or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(c)     securities or deposits issued, guaranteed, or fully insured as to payment by the United States government or any agency thereof, and Class C Stock or other securities of the Purchaser;

(d)    repurchase  agreements  of  any  bank  or  trust  company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(e)      stocks and other voting securities that are not included within the scope of clauses (a) through (d) above and are issued by corporations or other entities not engaged in any business other than the water or wastewater utility business and that are incorporated or organized under the laws of the United State of America or any state thereof; provided that prior to or as a result of such investment the Company holds not less than seventy five percent (75%) of the voting securities of such corporation or entity; and

(f)        commercial paper, bonds, stocks or other securities that are not included within the scope of clauses (a) through (e) above and are issued by corporations or other entities incorporated or organized under the laws of the United State of America or any state thereof (collectively, “Other Investments”); provided that the aggregate amount (calculated based on cost) of all such Other Investments shall not at any time exceed One Million Dollars ($1,000,000).

Section 10.6.   Guarantees. The Company will not, and will not permit any of its subsidiaries to, guarantee, assume or otherwise become obligated or liable with respect to the indebtedness or other obligations of any person or entity, other than in the ordinary course of its business.

Section 10.7.   Mergers; Acquisitions; Etc. The Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other entity unless the Company or, solely to the extent the Company is not a party to such merger or consolidation, the applicable subsidiary, shall be the continuing and surviving corporation and, after such merger or consolidation, there shall exist no Event of Redemption or event that, with the passage of time or giving of notice, or both, would constitute an Event of Redemption, or commence operations under any other name, organization or entity, including any joint venture.

Section 10.8.   Transfer of Assets. The Company will not, and will not permit any of its subsidiaries to, sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except in the ordinary course of its business.

Section 10.9.   Change in Business. The Company will not, and will not permit any of its subsidiaries to, engage in any business activity or operation different from or unrelated to its current business activities or operations.

Section 10.10. Distributions.  The Company will not make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Company, or retire, redeem, purchase or otherwise acquire for value any shares of stock of the Company, if (a) an Event of Default or Event of Redemption shall have occurred and be continuing, or would result from  such dividend, distribution, retirement, redemption, purchase or acquisition, or (b) the Company shall have failed to maintain, calculated for the four full fiscal quarters immediately preceding such dividend, distribution, retirement, redemption, purchase or acquisition, an Interest Coverage Ratio of not less than 2.50 to 1.00, or (c) the Company would have a ratio of Funded Debt to Total Permanent Capital that exceeds 0.6667 to 1.0000 on the date of and after giving effect to such dividend, distribution, retirement, redemption, purchase or acquisition.

Section 10.11. Anti-Corruption; Anti-Terrorism; Sanctions.

(a)  None of the Company or its subsidiaries, affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)   The Company will not fund all or any part of any payment under this Agreement or any other Bond Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.”

2.          Amendment to Section 11.1. Section 11.1 of the Bond Purchase Agreement is hereby amended by adding the following new clauses to the end thereof:

“(g)    Bankruptcy, Etc.   The occurrence of any of the following with respect to the Company (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any part of its property or order the winding up  or  liquidation  of  its  affairs,  or (ii)  an  involuntary  case  under  any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the and such petition remains un stayed and in effect for a period of 60 consecutive days; or (iii) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any substantial part of its property  or  make  any  general  assignment  for  the benefit of creditors; or (iv) the Company shall become insolvent or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by the Company in furtherance of any of the aforesaid purposes; or

(h)   ERISA. The occurrence of any of the following events or conditions if the same, individually or in the aggregate, would be reasonably expected to result in a liability of an amount greater than or equal to $500,000: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code (as hereinafter defined), whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Company or any ERISA Affiliate (as hereinafter defined) in favor of the Pension Benefit Guaranty Corporation (as defined in ERISA) (“PBGC”) or a Plan; (ii) a Termination Event (as hereinafter defined) shall occur with respect to a Single Employer Plan (as hereinafter defined), which is, in the reasonable opinion of the Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan (as hereinafter defined), which is reasonable opinion of the Purchaser, likely to result in (x) the termination of such Plan for purposes of Title IV of ERISA, or (y) the Company or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Company or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. As used herein, the following terms shall have the meanings set forth: (1) “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time; (2) “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that  is  treated  as  a  single  employer together with the Company under section 414 of the Code; (3) “Multiemployer Plans” shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA); (4) “Multiple Employer Plan” shall mean a Plan covered by

Title IV of ERISA, other than a Multiemployer Plan, which the Company or any ERISA Affiliate and at least one employer other than the Company or any ERISA Affiliate are contributing sponsors; (5) “Single Employer Plan” shall mean any Plan which is covered by Title 1V of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan; and (6) “Termination Event” shall mean (A) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (B) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (C) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041 (a)(2) or 4041A of ERISA, (D) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (E) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (F) the complete or partial withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan; or

(i)   Indenture; Security. (i) An “Event of Default” (as defined in the Indenture) shall exist or (ii) any lien purported to be created under the Indenture or any other security document shall cease to be, or shall be asserted by the Company not to be, a valid or perfected lien on any portion of the collateral or mortgage property, with the priority required by the Indenture or the applicable security document, except (i) as a result of a release pursuant to the Indenture, or (ii) as a result of the sale or other disposition of the   applicable   collateral   or   mortgaged   property   in   a transaction permitted under the Bond Documents.”

3.         Conditions Precedent. This Amendment shall not become effective until each of the parties hereto shall have received a counterpart of this Amendment signed by each party hereto.

4.         Ratification of Bond Purchase Agreement. Except as specifically amended, modified or supplemented by this Amendment, the Bond Purchase Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Bond Purchase Agreement, but shall constitute an amendment thereof. Each of the parties to the Bond Purchase Agreement agrees to be bound by the terms of the obligations of the Bond Purchase Agreement, as amended by this Amendment, as though the terms and obligations of such Bond Purchase Agreement were set forth herein.

5.         General Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Bond Purchase Agreement. This Amendment shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

6.      Counterparts; Electronic Signatures.  This Amendment may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that the parties are not signatories to the same counterpart.

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